UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

September 12, 2007

SECURUS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	333-124962	20-0673095
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14651 Dallas Parkway, Suite 600

Dallas, Texas 75254-8815

(Address of principal executive offices)

(972) 277-0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 12, 2007, Securus received through its subsidiary, Syscon Justice Systems Canada, Ltd. (“Syscon”), a lawsuit filed by Craigdarloch Holdings Ltd. (“Craigdarloch”). The lawsuit alleges that Mr. Floyd Sully and Syscon owe Craigdarloch a brokerage fee of approximately Canadian $16 million in connection with Securus’ acquisition of Syscon.

In Securus’ purchase agreement to acquire Syscon from Mr. Sully (filed as Exhibit 10.1 to Form 8-k filed April 16, 2007), Mr. Sully is required to pay his own expenses in connection with the acquisition of Syscon and has indemnified Securus for any expenses not paid at closing.

On September 13, 2007, Mr. Sully deposited Canadian $6.3 million into an escrow account to secure his obligations under the purchase agreement relating to Craigdarloch’s claim.Based upon the cash and stock paid to Mr. Floyd Sully under the purchase agreement, we believe that the Canadian $6.3 million in escrow is the amount that could be currently due (not taking into account any brokerage fees potentially associated with any future earnout under the purchase agreement), should Craigdarloch prevail on all issues. In the event that this escrow is insufficient as a result of a future judgment or settlement, Securus is, in any event, fully indemnified under the purchase agreement.

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